Filed pursuant to Rule 424(b)(2)
Registration Statement No. 333-144261
Subject to Completion. Dated May 11, 2009
PROSPECTUS SUPPLEMENT
(To Prospectus Dated July 2, 2007)
The Bank of New York Mellon Corporation
Shares of Common Stock ($0.01 par value)

     We are offering shares of our common stock ($0.01 par value), or “Common Stock”. The Common Stock is listed on the New York Stock Exchange (the “NYSE”) under the symbol “BK.” On May 8, 2009, the last reported sale price of our Common Stock on the NYSE was $32.15 per share.
     Our Common Stock is not a savings account, deposit or other obligation of any of our bank or non-bank subsidiaries and is not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency.
     Investing in Common Stock involves risks. See “Risk Factors” on page S-3 of this prospectus supplement to read about factors you should consider before buying Common Stock.

     Neither the Securities and Exchange Commission, any state securities commission, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting fees	$	$
Proceeds to The Bank of New York Mellon Corporation (before expenses)	$	$

     The underwriters expect to deliver the Common Stock in book-entry form only, through the facilities of The Depository Trust Company, against payment on or about      , 2009.
     The underwriters also may purchase up to an additional      shares of Common Stock within    days of the date of this prospectus supplement.

Goldman, Sachs & Co.	Morgan Stanley

Prospectus Supplement dated      , 2009

Unless otherwise indicated, you may rely on the information contained in this prospectus supplement and the accompanying prospectus. Neither we nor any underwriter has authorized anyone to provide information different from that contained in this prospectus supplement and the accompanying prospectus. When you make a decision about whether to invest in the Common Stock, you should not rely upon any information other than the information in this prospectus supplement and the accompanying prospectus. Neither the delivery of this prospectus supplement nor sale of the Common Stock means that information contained in this prospectus supplement or the accompanying prospectus is correct after their respective dates. This prospectus supplement and the accompanying prospectus are not an offer to sell or solicitation of an offer to buy shares of the Common Stock in any circumstances under which the offer or solicitation is unlawful.

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ABOUT THIS PROSPECTUS SUPPLEMENT
     This document consists of two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” below.
     When acquiring any securities discussed in this prospectus supplement, you should rely only on the information provided in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference. Neither we nor any underwriters or agents have authorized anyone to provide you with different information. We are not offering the Common Stock in any state where the offer is prohibited. You should not assume that the information in this prospectus supplement or any document incorporated by reference is accurate or complete at any date other than the date mentioned on the cover page of these documents.
     Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to “The Bank of New York Mellon Corporation”, “we”, “our” and “us” mean The Bank of New York Mellon Corporation and do not include its consolidated subsidiaries. References to “the Company” mean The Bank of New York Mellon Corporation, together with its consolidated subsidiaries and affiliates.
     If the information set forth in this prospectus supplement differs in any way from the information set forth in the accompanying prospectus, you should rely on the information set forth in this prospectus supplement.
WHERE YOU CAN FIND MORE INFORMATION
     We have filed a registration statement with the Securities and Exchange Commission (the “SEC”). The prospectus is part of the registration statement, and the registration statement also contains additional information and exhibits. We have filed and will file proxy statements, annual, quarterly and special reports, and other information with the SEC. You may read and copy the registration statement and any reports, proxy statements and other information at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can call the SEC for further information about its public reference room at 1-800-732-0330. Such material is also available at the SEC’s website at “http://www.sec.gov.”
     The SEC allows us to incorporate documents by reference in this prospectus supplement. This means that if we list or refer to a document which we have filed with the SEC in this prospectus supplement, that document is considered to be a part of this prospectus supplement and should be read with the same care. Documents that we file with the SEC in the future will automatically update and supersede information incorporated by reference in this prospectus supplement.
     The documents listed below are incorporated by reference into this prospectus supplement:
•	Our Annual Report on Form 10-K for the year ended December 31, 2008 (SEC File No. 000-52710);

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 (SEC File No. 000-52710);

•	Our Current Reports on Form 8-K, filed January 21, 2009, February 23, 2009, April 17, 2009, April 22, 2009 and May 7, 2009 (SEC File No. 000-52710) (other than, in each case, information that is deemed not to have been filed in accordance with SEC rules);

•	Our definitive Proxy Statement on Schedule 14A filed on March 18, 2009;

•	The description of our Common Stock contained in our Registration Statement filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

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•	Any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and before the termination of the offering of the securities.
     You may request a free copy of any or all of these filings by writing or telephoning us at the following address:
The Bank of New York Mellon Corporation
One Wall Street
New York, New York 10286
Attention: Corporate Secretary
Telephone: (212) 635-1787
FORWARD-LOOKING STATEMENTS
     The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, which may be expressed in a variety of ways including the use of future or present tense language, relate to, among other things, our ability to manage our business through the global recession; expectations with respect to the timing and amount of future dividends; building capital; pursuing growth opportunities; and repayment of the capital invested by the U.S. Department of the Treasury (the “U.S. Treasury”) under its Troubled Asset Purchase Program — Capital Purchase Program (the “CPP”). These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond our control). Factors that could cause our results to differ materially from those described in the forward-looking statements can be found under the heading “Risk Factors” below.
     All forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events.

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SUMMARY
     This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and may not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the Common Stock. You should pay special attention to the “Risk Factors” section of this prospectus supplement to determine whether an investment in the Common Stock is appropriate for you.
The Bank of New York Mellon Corporation
     The Bank of New York Mellon Corporation provides a comprehensive array of services that enable institutions and individuals to manage and service their financial assets in more than 100 markets worldwide. At March 31, 2009, we had approximately $19.5 trillion in assets under custody and administration and $881 billion in assets under management, and serviced more than approximately $11 trillion in outstanding debt.
     The Bank of New York Mellon Corporation is a financial holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended. As such, The Bank of New York Mellon Corporation and its subsidiaries are subject to the supervision, examination and reporting requirements of the Bank Holding Company Act and the regulations of the Federal Reserve.
     Our principal executive office is located at One Wall Street, New York, New York 10286, telephone number: (212) 495-1784.
Recent Development
     On May 5, 2009, we offered $1,000,000,000 aggregate principal amount of our 4.30% Medium-Term Notes Series G due 2014 and $500,000,000 aggregate principal amount of our 5.45% Medium-Term Notes Series G due 2019 (collectively, the “medium-term notes”). The medium-term notes are to be issued and delivered against our receipt of the net proceeds of $1,496,780,000 from such offering on May 12, 2009. The consummation of this offering is not conditioned on the consummation of the offering of the medium-term notes.
Summary of the Offering
     The following summary contains basic information about the Common Stock and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the Common Stock, you should read the section of the accompanying prospectus entitled “Description of Common Stock”.

Common stock we are offering	shares

Common stock outstanding after this offering	shares(1)(2)

Option to purchase additional shares	shares

Use of proceeds after expenses	We expect to receive net proceeds from this offering of approximately $ billion (or approximately $ billion if the underwriters exercise their option to purchase additional shares in full), after deduction of underwriting discounts and commissions and estimated expenses payable by us. Subject to consultation with our banking regulators, we intend to notify the U.S. Treasury of our intent to repurchase 3,000,000 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred

Stock”) and the warrant for 14,516,129 shares of our Common Stock held by the U.S. Treasury under the CPP and, if permitted to do so, we expect to fund any such repurchase in part with the proceeds of this offering. If we do not repurchase the Series B Preferred Stock and the warrant, we may use the net proceeds of this offering for general corporate purposes and may contribute some portion of the net proceeds to the capital of our subsidiaries, which will use such amount for their general corporate purposes.

Listing	The NYSE, Symbol: “BK”

(1)	The number of shares of Common Stock outstanding immediately after the closing of this offering is based on 1,153,449,620 shares of Common Stock outstanding as of March 31, 2009.

(2)	Unless otherwise indicated, the number of shares of Common Stock presented in this prospectus supplement excludes shares issuable pursuant to the exercise of the underwriters’ option to purchase additional shares, and 177,488,549 shares of Common Stock issuable under our stock compensation plans, as of December 31, 2008, and the warrant for 14,516,129 shares of Common Stock held by the U.S. Treasury.

RISK FACTORS
     An investment in our Common Stock involves certain risks. You should carefully consider the risks described below and the risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2008 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus.
     The Price of Our Common Stock May Fluctuate Significantly, Which May Make It Difficult for You to Resell Shares of Common Stock Owned by You at Times or at Prices You Find Attractive.
     Our stock price may fluctuate as a result of a variety of factors, many of which are beyond our control. These factors include:
•	actual or anticipated quarterly fluctuations in our operating results and financial condition;

•	changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other financial institutions;

•	failure to meet analysts’ revenue or earnings estimates;

•	speculation in the press or investment community generally or relating to our reputation or the financial services industry;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	actions by our current stockholders, including sales of Common Stock by existing stockholders and/or directors and executive officers;

•	fluctuations in the stock price and operating results of our competitors;

•	future sales of our equity or equity-related securities;

•	changes in the frequency or amount of dividends or share repurchases;

•	proposed or adopted regulatory changes or developments;

•	anticipated or pending investigations, proceedings, or litigation that involve or affect us;

•	domestic and international economic factors unrelated to our performance; or

•	general market conditions and, in particular, developments related to market conditions for the financial services industry.
     In addition, in recent years, the stock market in general has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies, including for reasons unrelated to their operating performance. These broad market fluctuations may adversely affect our stock price, notwithstanding our operating results. We expect that the market price of our Common Stock will continue to fluctuate and there can be no assurances about the market prices for our Common Stock.
     There May Be Future Sales or Other Dilution of Our Equity, Which May Adversely Affect the Market Price of Our Common Stock.
     Except as described under the heading “Underwriting” below, we are not restricted from issuing additional Common Stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Common Stock. The issuance of any additional shares of Common Stock or of preferred stock or convertible securities or the exercise of such securities could be substantially dilutive to stockholders of our Common Stock. Holders of our shares of Common Stock have no preemptive rights that entitle holders to purchase their pro rata share of any offering of shares of any class or series. The market price of our Common Stock could decline as a result of sales of shares of our Common Stock made after this offering or the perception that such sales could occur. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future offerings reducing the market price of our Common Stock and diluting their stock holdings in us.
     In addition, the terms of the warrant we issued to the U.S. Treasury under the CPP provides that, if we issue shares of Common Stock or securities convertible or exercisable into, or exchangeable for, shares of Common Stock at a price that is less than 90% of the market price of such shares on the last trading day preceding the date of the agreement to sell such shares, the number and the per share price of Common Stock to be purchased pursuant to the warrant will be adjusted pursuant to its terms. Such anti-dilution adjustment may have a further dilutive effect on other holders of our Common Stock.
     You May Not Receive Dividends on the Common Stock.
     Holders of our Common Stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. Furthermore, holders of our Common Stock are subject to the prior dividend rights of any holders of our preferred stock at any time outstanding or depositary shares representing such preferred stock then outstanding. As of March 31, 2009, 3,000,000 shares of our Series B Preferred Stock were issued to the U.S. Treasury under the CPP. On April 21, 2009, our Board of Directors declared a quarterly Common Stock dividend of $0.09 per share, which was a reduction from the quarterly Common Stock dividend of $0.24 per share declared and paid in the previous quarter. Although we have historically declared cash dividends on our Common Stock, we are not required to do so and may further reduce or eliminate our Common Stock dividend in the future. This could adversely affect the market price of our Common Stock.
     Our Results of Operations and Our Ability to Fund Dividend Payments on Our Common Stock and All Payments on Our Other Obligations Depend Upon the Results of Operations of Our Subsidiaries.
     We are a separate and distinct legal entity from our banking and non-banking subsidiaries. Our principal source of funds to make payments on securities is dividends from our banking subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and non-banking subsidiaries may pay to us without regulatory approval. In particular, dividend and other distributions from our bank to our holding company would require notice to or approval of the applicable regulatory authority. There can be no assurances that we would receive such approval.
     In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice, such authority may require, after notice and hearing, that such bank cease and desist from such practice. Depending on the financial condition of our banking subsidiaries, the applicable regulatory authority might deem us to be engaged in an unsafe or unsound practice if our banking subsidiaries were to pay dividends. The Federal Reserve and the Office of the Comptroller of the Currency have issued policy statements generally requiring insured banks and bank holding companies only to pay dividends out of current operating earnings.
     Payment of dividends could also be subject to regulatory limitations if any of our banking subsidiaries became “under-capitalized” for purposes of the “prompt corrective action” regulations of the federal bank regulatory agencies that are the primary regulators of our banking subsidiaries. “Under-capitalized” is currently defined as having a total risk-based capital ratio of less than 8.0%, a Tier 1 risk-based capital ratio of less than 4.0%, or a core capital, or leverage, ratio of less than 4.0%. Throughout 2008, our banking subsidiaries were in compliance with all regulatory capital requirements and considered to be “well-capitalized”. The Federal Reserve recently released a supervisory letter advising bank holding companies, among other things, that as a general matter a bank holding company should inform the Federal Reserve and should eliminate, defer or significantly reduce its dividends if (i) the bank holding company’s net income available to shareholders for the past four quarters, net of dividends previously paid during that period, is not sufficient to fully fund the dividends, (ii) the bank holding company’s prospective rate of earnings retention is not consistent with the bank holding company’s capital needs and overall current and prospective financial condition, or (iii) the bank holding company will not meet, or is in danger of not meeting, its minimum regulatory capital adequacy ratios.

     Furthermore, our right to participate in any distribution of assets of any of our subsidiaries upon its liquidation or otherwise, and thus your ability as a holder of the Common Stock to benefit indirectly from such distribution, will be subject to the prior claims of creditors of such subsidiary, except to the extent that any of our claims as a creditor of such subsidiary may be recognized. As a result, our Common Stock will effectively be subordinated to all existing and future liabilities and obligations of our subsidiaries.
     Offerings of Debt, Which Would Be Senior to Our Common Stock Upon Liquidation, and/or Preferred Equity Securities Which May Be Senior to Our Common Stock for Purposes of Dividend Distributions or Upon Liquidation, May Adversely Affect the Market Price of Our Common Stock.
     We may attempt to increase our capital resources or, if our or the capital ratio of any of our banking subsidiaries fall below the required minimums, we or such banking subsidiary could be forced to raise additional capital by making additional offerings of debt or preferred equity securities, including medium-term notes, trust preferred securities, senior or subordinated notes and preferred stock. Upon liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive distributions of our available assets prior to the holders of our Common Stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our Common Stock, or both. Holders of our Common Stock are not entitled to preemptive rights or other protections against dilution.
     Our Board of Directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our Board of Directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our Common Stock with respect to dividends or upon our dissolution, winding-up and liquidation and other terms.
     Additionally, holders of our Common Stock are subject to the prior dividend and liquidation rights of any holders of our preferred stock then outstanding. Under the terms of the Series B Preferred Stock, our ability to declare or pay dividends on or repurchase our Common Stock or other equity or capital securities will be subject to restrictions in the event that we fail to declare and pay (or set aside for payment) full dividends on the Series B Preferred Stock. In addition, prior to October 28, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third-parties, the consent of the U.S. Treasury will be required for us to, among other things, increase our quarterly Common Stock dividend above $0.24 per share except in limited circumstances.
     Therefore, if we issue preferred stock in the future that has a preference over our Common Stock with respect to the payment of dividends or upon our liquidation, dissolution, or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock or the market price of our Common Stock could be adversely affected.
     Anti-Takeover Provisions Could Negatively Impact Our Stockholders.
     Provisions of Delaware law and provisions of our certificate of incorporation and bylaws could make it more difficult for a third party to acquire control of us or have the effect of discouraging a third party from attempting to acquire control of us. Additionally, our certificate of incorporation authorizes our Board of Directors to issue additional series of preferred stock and such preferred stock could be issued as a defensive measure in response to a takeover proposal. These provisions could make it more difficult for a third party to acquire us even if an acquisition might be in the best interest of our stockholders.

     There Can Be No Assurance When the Series B Preferred Stock Can Be Redeemed and the Warrant Can Be Repurchased.
     Subject to consultation with our banking regulators, we intend to notify the U.S. Treasury of our intent to repurchase the Series B Preferred Stock and the warrant issued to the U.S. Treasury in part with the proceeds from this offering, as described in “Use of Proceeds”. However, there can be no assurance when the Series B Preferred Stock and the warrant can be repurchased, if at all. Until such time as the Series B Preferred Stock and the warrant are repurchased, we will remain subject to the terms and conditions of those instruments, which, among other things, require us to obtain regulatory approval to repurchase or redeem Common Stock or our other preferred stock or increase the quarterly dividends on our Common Stock over $0.24 per share, except in limited circumstances. Further, our continued participation in the CPP subjects us to increased regulatory and legislative oversight, including with respect to executive compensation. These new and any future oversight and legal requirements and implementing standards under the CPP may have unforeseen or unintended adverse effects on the financial services industry as a whole, and particularly on CPP participants such as ourselves.

USE OF PROCEEDS
     We expect to receive net proceeds from this offering of approximately $       billion (or approximately $      billion if the underwriters exercise their option to purchase additional shares in full), after deduction of underwriting discounts and commissions and estimated expenses payable by us. Subject to consultation with our banking regulators, we intend to notify the U.S. Treasury of our intent to repurchase 3,000,000 shares of our Series B Preferred Stock and the warrant for 14,516,129 shares of our Common Stock held by the U.S. Treasury under the CPP and, if permitted to do so, we expect to fund any such repurchase in part with the proceeds of this offering. If we elect to repurchase the Series B Preferred Stock and the warrant in part with the proceeds of this offering, the warrant will be repurchased at fair market value. If we do not repurchase the Series B Preferred Stock and the warrant, we may use the net proceeds of this offering for general corporate purposes and may contribute some portion of the net proceeds to the capital of our subsidiaries, which will use such amount for their general corporate purposes.

DESCRIPTION OF CAPITAL STOCK
     The following section is a summary and does not describe every right, term or condition of owning our capital stock. We urge you to read our certificate of incorporation, bylaws and the Delaware General Corporation Law (the “DGCL”) because they describe your rights as a holder of our Common Stock. We have filed our certificate of incorporation as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2008 and bylaws as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, in each case, filed with the SEC. See “Where You Can Find More Information”. The information in this prospectus supplement and in the accompanying prospectus is qualified in all respects by reference to the provisions of our certificate of incorporation, bylaws and the DGCL.
     As of March 31, 2009, there were 1,153,449,620 shares of Common Stock issued and outstanding, 5,001 shares of Series A Preferred Stock reserved for issuance under the stock purchase agreement referred to below, and 3,000,000 shares of Series B Preferred Stock issued and outstanding.
Common Stock
     Each share of our Common Stock has the same relative rights as, and is identical in all respects with, each other share of Common Stock. Our Common Stock represents non-withdrawable capital, is not an account of an insurable type, and is not insured by the FDIC or any other government agency. Our Common Stock is traded on the NYSE. The transfer agent and registrar for our Common Stock is BNY Mellon Shareowner Services.
     For a more complete understanding of the Common Stock, you should read the section of the accompanying prospectus entitled “Description of Common Stock”.
Preferred Stock
     The following summary contains basic information about our preferred stock. For a more complete understanding of our preferred stock, you should read the section of the accompanying prospectus entitled “Description of Preferred Stock”.
     Series A Preferred Stock. In connection with the offering of the 6.244% Fixed-to-Floating Rate Normal Preferred Capital Securities of Mellon Capital IV (the “Trust”), Mellon entered into a stock purchase agreement with the Trust under which Mellon agreed to issue and sell to the Trust one share of Mellon’s Non-Cumulative Perpetual Preferred Stock, Series L, $100,000 liquidation preference per share (the “Mellon Series L Preferred Stock”). Upon the merger of Bank of New York and Mellon on July 1, 2007 to form The Bank of New York Mellon Corporation, we, as successor-in-interest to Mellon, became subject to the terms of the stock purchase agreement. As a result, we filed a certificate of designations with the Department of State of the State of Delaware relating to our Non-Cumulative Preferred Stock, Series A, $100,000 liquidation preference per share (“Series A Preferred Stock”), which will be issued in connection with the settlement of the stock purchase agreement rather than the Mellon Series L Preferred Stock.
     Series A Preferred Stock, when issued, will pay non-cumulative cash dividends only when, as and if declared by our board of directors. Any dividends on shares of Series A Preferred Stock will be calculated (a) if the Series A Preferred Stock is issued prior to June 20, 2012, at a rate per annum equal to 6.244% until June 20, 2012, payable semi-annually, and (b) thereafter, at a rate per annum that will be reset quarterly and will equal a rate determined by reference to the three-month LIBOR with a minimum of 4.000%, payable quarterly. If we pay a partial dividend or skip a dividend payment on the Series A Preferred Stock at any time, we will be subject to certain restrictions.
     Subject to certain conditions (including but not limited to date restrictions, Federal Reserve approval and covenanting in favor of certain debt holders), the Series A Preferred Stock is redeemable at our option, in whole or in part, at a redemption price equal to $100,000 per share, plus any declared and unpaid dividends without regard to any undeclared dividends. The Series A Preferred Stock will not be subject to any sinking fund or other obligation of us to redeem, repurchase or retire the Series A Preferred Stock.
     The Series A Preferred Stock will have no voting rights, except as provided below or as otherwise provided by applicable law. If and when dividends payable on the Series A Preferred Stock or on our any other class or series of stock, ranking on a parity with the Series A Preferred Stock as to payment of dividends and that have comparable voting rights (the “Series A Voting Parity Stock”, which includes the Series B Preferred Stock), shall have not been declared and paid in full for at least six quarterly dividend periods, the authorized number of directors then constituting our board of directors will be increased by two and the holders of shares of Series A Preferred Stock, together with the holders of all other affected classes and series of Series A Voting Parity Stock, voting as a single class, shall be entitled to elect the two additional directors. These voting rights shall continue until full dividends have been paid for at least one year or until cumulative dividends have been paid in full, as the case may be. So long as any shares of Series A Preferred Stock are outstanding, the vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock shall be necessary for effecting or validating: (i) any amendment of our certificate of incorporation to authorize, or increase the authorized amount of, any shares of any class or series of capital stock ranking senior to the Series A Preferred Stock with respect to payment of dividends or distribution of assets on our liquidation; as well as any amendment, alteration or repeal of any provision of our certificate of incorporation or bylaws that would alter or change the voting powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely; or (ii) any merger or consolidation of us with or into any entity other than a corporation, or any merger or consolidation of us with or into any other corporation if we are not the surviving corporation in such merger or consolidation and if the Series A Preferred Stock is changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having voting powers, preferences and special rights that, if such change were effected by amendment of our certificate of incorporation, would not require a vote of the holders of the Series A Preferred Stock. The Series A Preferred Stock will provide no preemptive rights.
     Series B Preferred Stock. On October 28, 2008, pursuant to the U.S. Treasury’s CPP, we issued to the U.S. Treasury 3,000,000 shares of Series B Preferred Stock, having a liquidation amount per share equal to $1,000 for a total price of $3,000,000,000. The Series B Preferred Stock will rank pari passu with the Series A Preferred Stock when issued and the holders of the Series B Preferred Stock have preferential dividend and liquidation rights over holders of our Common Stock. The Series B Preferred Stock pays cumulative dividends at a rate of 5% per year for the first five years and thereafter at a rate of 9% per year. Prior to October 28, 2011, unless we have redeemed all of the Series B Preferred Stock or the U.S. Treasury has transferred all of the Series B Preferred Stock to third parties, the consent of the U.S. Treasury will be required for us to, among other things, repurchase or redeem Common Stock or our other preferred stock or increase the dividends on our Common Stock, except in limited circumstances. We may not redeem the Series B Preferred Stock without necessary bank regulatory approval.
     The Series B Preferred Stock will have no voting rights, except as provided below or as otherwise provided by applicable law. If and when dividends payable on the Series B Preferred Stock shall have not been declared and paid in full for at least six quarterly dividend periods, the authorized number of directors then constituting our board of directors will be increased by two and the holders of shares of Series B Preferred Stock, together with the holders of all other affected classes and series of stock, ranking on a parity with the Series B Preferred Stock as to payment of dividends and that have comparable voting rights, voting as a single class, shall be entitled to elect the two additional directors. These voting rights shall continue until full dividends have been paid for all accrued and unpaid dividends through the relevant dividend period have been paid in full. So long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the holders of at least 66 2/3% of the shares of Series B Preferred Stock shall be necessary for effecting or validating: (i) any amendment of our certificate of incorporation to authorize, or increase the authorized amount of, any shares of any class or series of capital stock ranking senior to the Series B Preferred Stock with respect to payment of dividends or distribution of assets on our liquidation; as well as any amendment, alteration or repeal of any provision of our certificate of incorporation or bylaws that would alter or change the voting powers, preferences or special rights of the Series B Preferred Stock so as to affect them adversely; or (ii) any merger or consolidation of us with or into any entity other than a corporation, or any merger or consolidation of us with or into any other corporation if we are not the surviving corporation in such merger or consolidation and if the Series B Preferred Stock is changed in such merger or consolidation into anything other than a class or series of preferred stock of the surviving or resulting corporation, or a corporation controlling such corporation, having voting powers, preferences and special rights that, taken as a whole, are materially less favorable to the holders thereof than those of the Series B Preferred Stock immediately prior to such merger or consolidation. The Series B Preferred Stock will provide no preemptive rights.
     In connection with the issuance of our Series B Preferred Stock, we also issued a warrant for 14,516,129 shares of our Common Stock to the U.S. Treasury. If we elect to repurchase our Series B Preferred Stock, we will also have the right to repurchase the warrant at fair market value. If we fund the repurchase of the entirety of our Series B Preferred Stock with the proceeds of one or more qualified equity offerings that result in $3,000,000,000 or more of net proceeds, the number of shares the warrant is exercisable for will be reduced by half. This offering will be a qualified equity offering described in the immediately preceding sentence. If we elect to repurchase our Series B Preferred Stock but do not elect to repurchase the warrant, we will be required to issue a substitute warrant to the U.S. Treasury that the U.S. Treasury may exercise or transfer to a third party.

CERTAIN UNITED STATES FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS OF
COMMON STOCK
     This section summarizes certain United States federal income and estate tax consequences of the ownership and disposition of our Common Stock by a non-U.S. holder. You are a non-U.S. holder if you are, for United States federal income tax purposes:
•	a nonresident alien individual,

•	a foreign corporation, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from Common Stock.
     This section does not consider the specific facts and circumstances that may be relevant to a particular non-U.S. holder and does not address the treatment of a non-U.S. holder under the laws of any state, local or foreign taxing jurisdiction. This section is based on the tax laws of the United States, including the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed regulations, and administrative and judicial interpretations, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.
     If a partnership holds our Common Stock, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding our Common Stock should consult its tax advisor with regard to the United States federal income tax treatment of an investment in our Common Stock.
     You should consult a tax advisor regarding the United States federal tax consequences of acquiring, holding and disposing of our Common Stock in your particular circumstances, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.
Dividends
     Except as described below, if you are a non-U.S. holder of our Common Stock, dividends paid to you are subject to withholding of United States federal income tax at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate. Even if you are eligible for a lower treaty rate, we and other payors will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments to you, unless you have furnished to us or another payor:
•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, your status as (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying the status of each partner in the partnership or beneficiary of the estate or trust as) a non-United States person and your entitlement to the lower treaty rate with respect to such payments, or

•	in the case of payments made outside the United States to an offshore account (generally, an account maintained by you at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing your entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.
     If you are eligible for a reduced rate of United States withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the United States Internal Revenue Service.

     If dividends paid to you are “effectively connected” with your conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment that you maintain in the United States, we and other payors generally are not required to withhold tax from the dividends, provided that you have furnished to us or another payor a valid Internal Revenue Service Form W-8ECI or an acceptable substitute form upon which you represent, under penalties of perjury, that:
•	you (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) are a non-United States person, and

•	the dividends are effectively connected with your conduct of a trade or business within the United States and are includible in your gross income.
     “Effectively connected” dividends are taxed at rates applicable to United States citizens, resident aliens and domestic United States corporations.
     If you are a corporate non-U.S. holder, “effectively connected” dividends that you receive may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
Gain on Disposition of Common Stock
     If you are a non-U.S. holder, you generally will not be subject to United States federal income tax on gain that you recognize on a disposition of our Common Stock unless:
•	the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States, if that is required by an applicable income tax treaty as a condition for subjecting you to United States taxation on a net income basis,

•	you are an individual, you hold our Common Stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist, or

•	we are or have been a United States real property holding corporation for federal income tax purposes and you held, directly or indirectly, at any time during the five-year period ending on the date of disposition, more than 5% of our Common Stock and you are not eligible for any treaty exemption.
     If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.
     We have not been, are not and do not anticipate becoming, a United States real property holding corporation for United States federal income tax purposes.
Federal Estate Taxes
     Common stock held by a non-U.S. holder at the time of death will be included in the holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting
     If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:
•	dividend payments, and

•	the payment of the proceeds from the sale of Common Stock effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:
•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:
•	a valid Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are (or, in the case of a non-U.S. holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person, or

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or
•	you otherwise establish an exemption.
     Payment of the proceeds from the sale of Common Stock effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of Common Stock that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:
•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.
     In addition, a sale of our Common Stock will be subject to information reporting if it is effected at a foreign office of a broker that is:
•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business, unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.
     You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS
     Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, or other retirement plan, account or arrangement to acquire or hold the Common Stock should consider whether an investment in our Common Stock would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended (the “ERISA”), or Section 4975 of the Code.
     Section 406 of ERISA and Section 4975 of the Code, as applicable, prohibit plans subject to Title I of ERISA and/or Section 4975 of the Code including entities such as collective investment funds, partnerships and separate accounts or insurance company pooled separate accounts or insurance company general accounts whose underlying assets include the assets of such plans (each a “Plan”, and, collectively, the “Plans”) from engaging in certain transactions involving “plan assets” with persons who are “parties in interest,” under ERISA or “disqualified persons” under the Code, or “parties in interest” with respect to the Plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA and Section 414(e) of the Code with respect to which the election provided by Section 410(d) of the Code has not been made), and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws (the “Similar Laws”).
     The acquisition or holding of our Common Stock by a Plan with respect to which we, the underwriters or certain of our affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless our Common Stock is acquired or held pursuant to and in accordance with an applicable exemption. Accordingly, in such situations, our Common Stock may not be purchased or held by any Plan or any person investing “plan assets” of any Plan, unless such purchase or holding is eligible for the exemptive relief available under a Prohibited Transaction Class Exemption, (the “PTCE”), such as PTCE 96-23, PTCE 95-60, PTCE 91-38, PTCE 90-1 or PTCE 84-14 issued by the U.S. Department of Labor or there is some other basis on which the purchase and holding of Common Stock is not prohibited, such as the exemption under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code, or the “Service Provider Exemption” for certain transactions with non-fiduciary service providers for transactions that are for adequate consideration.
     Each purchaser or holder of our Common Stock or any interest therein, and each person making the decision to purchase or hold our Common Stock on behalf of any such purchaser or holder will be deemed to have represented and warranted in both its individual capacity and its representative capacity (if any), on each day from the date on which the purchaser or holder acquires its interest in our Common Stock to the date on which the purchaser disposes of its interest in our Common Stock, by its purchase or holding of our Common Stock or any interest therein that (a) its purchase and holding of our Common Stock is not made on behalf of or with “plan assets” of any Plan, or (b) if its purchase and holding of our Common Stock is made on behalf of or with “plan assets” of a Plan, then (i) its purchase and holding of our Common Stock will not result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code and (ii) neither we, the underwriters nor any of our affiliates is acting as a fiduciary (within the meaning of Section 3(21) of ERISA) in connection with the purchase or holding of our Common Stock and has not provided any advice that has formed or may form a basis for any investment decision concerning the purchase or holding of our Common Stock. Each purchaser and holder of our Common Stock or any interest therein on behalf of any governmental plan, church plan, and foreign plan will be deemed to have represented and warranted by its purchase or holding of our Common Stock or any interest therein that such purchase and holding does not violate any applicable Similar Laws or rules.
     Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing our

Common Stock on behalf of or with “plan assets” of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under Similar Laws, as applicable.

UNDERWRITING
     The Bank of New York Mellon Corporation and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated are the representatives of the underwriters.

Underwriters	Number of Shares
Goldman, Sachs & Co.
Morgan Stanley & Co. Incorporated
BNY Mellon Capital Markets, LLC

Total

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.
     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional            shares from The Bank of New York Mellon Corporation. They may exercise that option for            days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by The Bank of New York Mellon Corporation. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase     additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$
     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $  per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
     The Bank of New York Mellon Corporation and its directors and certain executive officers have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their Common Stock or securities convertible into or exchangeable for shares of Common Stock during the period from the date of this prospectus supplement continuing through the date 90 days after the date of this prospectus supplement, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans.
     In connection with the offering, the underwriters may purchase and sell shares of Common Stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from The Bank of New York Mellon Corporation in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of Common Stock made by the underwriters in the open market prior to the completion of the offering.
     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.
     Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Common Stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.
     The underwriters intend to offer the Common Stock for sale primarily in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the Common Stock for sale outside the United States either directly or through affiliates or other dealers acting as selling agents.
     BNY Mellon Capital Markets, LLC is a subsidiary of The Bank of New York Mellon Corporation. Accordingly, the offering of the Common Stock will conform to the requirements set forth in Rule 2720 of the Conduct Rules of the Financial Industry Regulatory Authority, Inc. or “FINRA”. BNY Mellon Capital Markets, LLC may not confirm sales to any discretionary account without the prior specific written approval of a customer. Additionally, BNY Mellon Capital Markets, LLC is not permitted to and will not be publishing research reports or otherwise expressing opinions or providing recommendations regarding The Bank of New York Mellon Corporation or our Common Stock.
     After the distribution of the Common Stock, BNY Mellon Capital Markets, LLC will not be able to make a market in the Common Stock due to certain regulatory restrictions arising from its affiliation with The Bank of New York Mellon Corporation. Additionally, BNY Mellon Capital Markets, LLC will not be able to effect any transactions for the account of any customers in the Common Stock except on a limited, unsolicited basis. Similarly, financial advisors employed by BNY Mellon Capital Markets, LLC or any of its affiliates will not be permitted to provide any advice in connection with managing any position in the Common Stock.
     In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time :
(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by The Bank of New York Mellon Corporation of a prospectus pursuant to Article 3 of the Prospectus Directive.
     For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
     Each underwriter has represented and agreed that:
(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to The Bank of New York Mellon Corporation; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.
     This communication is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.
     The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
     This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
     Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
     The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
     The Bank of New York Mellon Corporation estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $              .
     The Bank of New York Mellon Corporation has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
     Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.
VALIDITY OF THE SHARES
     The validity of the shares of Common Stock offered hereby will be passed upon for us by Mr. Carl Krasik, General Counsel of The Bank of New York Mellon Corporation. Certain legal matters will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York. Mr. Krasik owns shares of our Common Stock and holds options to purchase additional shares of our Common Stock. Cleary Gottlieb Steen & Hamilton LLP regularly performs legal services for us and our affiliates. Sullivan & Cromwell LLP advised us concerning certain matters relating to the offering.
EXPERTS
     The consolidated financial statements of The Bank of New York Mellon Corporation as of December 31, 2008 and 2007, and for each of the years in the two-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2008 financial statements refers to (1) the consolidated statements of income, change in shareholders’ equity, and cash flows for the year-ended December 31, 2006 were audited by other auditors whose report, dated February 21, 2007, was unqualified and (2) The Bank of New York Mellon Corporation changed its methods of accounting for fair value measurements and elected the fair value option for certain financial assets during 2008.
     The consolidated financial statements of The Bank of New York Company, Inc. (predecessor by merger to The Bank of New York Mellon Corporation) for the year ended December 31, 2006, incorporated herein by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Shares
The Bank of New York Mellon Corporation
Common Stock

Goldman, Sachs & Co.
Morgan Stanley